Exhibit 99.1

Toyota Financial Services Announces Leadership Transition
Scott Cooke to Retire as President and CEO; Alec Hagey Named Successor

PLANO, Texas (April 3, 2026) — Toyota Financial Services (TFS) today announced that Scott Cooke, president and chief executive officer, will retire effective June 30, 2026, after more than two decades of distinguished service with the company. Alec Hagey, TFS executive advisor, has been named successor and will assume the role of president and CEO, effective April 6, 2026.

Cooke has led TFS with a steady focus on operational excellence, financial strength, and customer value. Since joining the organization in 2003, he has held a variety of leadership roles spanning risk, finance, treasury, and operations. As president and CEO, he has overseen all operational and financial activities of TFS, helping to expand the company’s finance and insurance capabilities, enhance product offerings, and strengthen support for Toyota and Lexus customers and dealers across the U.S.

“Scott’s leadership has been instrumental in shaping Toyota Financial Services into the strong, customer-focused organization it is today,” said Mark Templin, chief operating officer, Toyota Motor North America. “His contributions have left a lasting impact on our business, our partners, and our people.”

Hagey brings more than 36 years of experience with Toyota and a proven track record across sales, marketing, operations, and financial services. As senior vice president and chief operating officer, he led sales and marketing for TFS and Lexus Financial Services (LFS), including dealer relations, remarketing, voluntary protection products, and key mobility and digital initiatives.

“Alec’s deep experience and strong relationships across our organization make him the right leader to guide TFS into the future,” Templin added. “He understands our customers, our dealers, and our business, and he is well-positioned to build on the strong foundation Scott has established.”

To ensure a smooth transition, Scott will remain as executive advisor, supporting the Americas Oceania Region (AOR) of Toyota Financial Services Corporation.

“I am honored to have been part of Toyota Financial Services and proud of what our team has accomplished together,” said Cooke. “I have full confidence in Alec and the leadership team to continue delivering for our customers and dealers.”

About Toyota Financial Services
Toyota Financial Services (TFS) is the brand for finance and related products for Toyota in the United States, offering retail auto financing and leasing through Toyota Motor Credit Corporation (TMCC) and Toyota Lease Trust. TFS also offers vehicle and payment protection products through Toyota Motor Insurance Services (TMIS). The company services Lexus dealers and customers using the Lexus Financial Services brand.

As of March 31, 2026, TFS employed approximately 3,800 team members nationwide, and had assets totaling over $150 billion. The company is part of a worldwide network of comprehensive financial services offered by Toyota Financial Services Corporation, a wholly-owned subsidiary of Toyota Motor Corporation.

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